Exhibit 21

Subsidiaries of the Registrant

RAHX, Inc, a Nevada Corporation, and a majority-owned subsidiary (1)

RRUN Labs Incorporated, a Delaware Corporation, and a wholly-owned subsidiary (2)

LIVESTAR Entertainment Canada Inc. a British Columbia Corporation, and a wholly-owned subsidiary (3)

1614718 Ontario Inc., an Ontario Corporation, and a wholly-owned subsidiary (4)

1615496 Ontario Ltd., an Ontario Corporation, and a wholly-owned subsidiary (5)

LIVESTAR Entertainment Establishments Ltd., a Nevada Corporation, and a wholly-owned subsidiary (6)

LIVESTAR Entertainment Events International Inc., a Nevada Corporation, and a wholly-owned subsidiary (7)

LIVE and COOL One Inc., a Nevada Corporation, and a majority-owned subsidiary (8)

(1) RAHX, Inc. was incorporated in 2000 and was a majority-owned company of RRUN Ventures Inc., and therefore became a subsidiary of
RRUN Ventures Network Inc. upon approval of the merger in August, 2001.
(2) RRUN Labs Incorporated was incorporated in September, 2001.
(3) LIVESTAR Entertainment Canada, Inc. was incorporated in June, 2002 and was formerly RVNI Management Ltd.
(4) 1614718 Ontario Inc. was incorporated in April 2004.
(5) 1615496 Ontario Ltd. was incorporated in April 2004.
(6) LIVESTAR Entertainment Establishments Ltd. was incorporated in October 2003.
(7) LIVESTAR Entertainment Events International Inc. was incorporated in May, 2004 and was formerly named LIVESTAR Entertainment Capital Corporation.
(8) LIVE and COOL One Inc. was incorporated in June, 2004.